Exhibit 10.26

NEW LEAF BRANDS, INC.

One DeWolf Road, Suite 208

Old Tappan, New Jersey 07675

As of December 1, 2011
Mr. Yogesh Pandey
Sideletter To Secured Noteholder 185R, Et Al

Dear Yogesh:

This letter agreement sets forth the understandings between New Leaf Brands, Inc., a Nevada corporation (the “Company”), and Yogesh Pandey and his assignees (“Noteholder”) concerning the  promissory note  (#185R) dated December 1, 2011 made by the Company to Noteholder,  (inclusive of any accrued and unpaid interest or any other related charges whatsoever, the “Current Balance”) and a commitment for an additional $155,000  in funding before 12/23/11.  As of the date hereof, the Current Balance amounts to $175,000.

1.	Revenue Participation. In order to facilitate the Company’s efforts to resume normal daily operations, Company Yogesh Pandey or his assignees and Noteholder have agreed to the following:

a.	In consideration for arranging the note and commitment, the Company will extend a Revenue Participation Agreement to Yogesh Pandey or his assignees

b.
Upon funding of the additional $155,000 to the Company before 12/23/11 and starting in Fiscal Year 2012, and continuing until this letter agreement shall have been terminated in accordance with subsection 1 (c) below, Company agrees to

i.
2% Participation on Baseline Net Revenue of $2,000,000– Company agrees to pay the Yogesh Pandey or his assignees 2%  of our Baseline Revenue (defined as the first $2,000,000 of gross sales net of discounts and returns) each quarter.

ii.
3% Participation on Growth Revenue - Company also agrees to pay  Yogesh Pandey or his assignees , on a quarterly basis 3% of the amount by which our Baseline Net sales (Gross Sales net of discounts and returns)  exceeds $2 million. Same shall be done on a quarter-by-quarter comparable basis with a final adjustment at year end to reflect overall annual results

c.	Term The term of this Agreement shall be ongoing, unless terminated by either party with the Noteholder’s consent on not less than thirty days prior written notice.

d.
Termination  Notwithstanding the term of this Agreement, the parties agree that the Company shall have the right to terminate this Agreement provided that (a)  as the Yogesh Pandey or his assignees consents; and (b) upon the Company  paying the Yogesh Pandey or his assignees a sum of money representing three times (3) the total Participation Percentage Revenue (as defined in 1ai and 1aii) in the twelve month period immediately preceding the termination of this Agreement. For example, if the Yogesh Pandey or his assignees received $1 in then the “Participation ” the Termination Fee would be $3.00 for that case. (If 12 months has not passed prior to the termination, the Participation Percentage Revenue shall be annualized with that result used as the basis for calculating the Termination fee due hereunder.). It shall be paid out by the Company in three equal monthly installments with the first payment due within ten days after Cfmpany’s effective date of termination.  The Yogesh Pandey or his assignees agrees, in consideration for the Termination Fee, to execute a Termination and General Release of all claims against the Company relating to this Agreement upon receipt of payment in full of the Termination fee .

3.  Entire Agreement; Amendment.  This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations or understandings between them with respect to such subject matter.  This letter agreement may not be amended or modified except in writing by the parties hereto.

5.  Confidentiality.  Except as may be required by law, Creditor shall not disclose the existence or any of the terms, matters and other information contained in this letter agreement to anyone without the prior written consent of the Company.

6.  Disputes; Governing Law.  This letter agreement and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with and governed by the laws of the State of New Jersey, without regard to the conflict of laws principles thereof.  The parties hereby consent to the exclusive jurisdiction of the United States District Court for the District of New Jersey, or, if jurisdiction in such court is found to be lacking, the courts of the State of New Jersey having proper jurisdiction (as well as the appropriate appellate courts), in any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this letter agreement.

7.  Counterparts.  This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

If the foregoing correctly sets forth our understandings, please execute this letter agreement in the space provided below upon which it will become a binding agreement between us.

Very truly yours,
NEW LEAF BRANDS, INC.

By:_____________________________
Eric Skae
President and Chief Executive Officer

Agreed to and Accepted as of the date first written above:

Yogesh Pandey

By:__________________________________
      Name:
      Title:

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